NEWS RELEASE
FOR IMMEDIATE RELEASE

CASCADE BANCORP REPORTS SECOND QUARTER 2016 EARNINGS PER SHARE OF $0.07 DRIVEN BY DOUBLE-DIGIT REVENUE AND LOAN GROWTH

Bend, Ore. - July 27, 2016 - Cascade Bancorp (NASDAQ: CACB) (“Company” or “Cascade”), the holding company for Bank of the Cascades (“Bank”), today announced its financial results for the three and six months ended June 30, 2016.

Second Quarter 2016 Financial Highlights

•
Net income for the second quarter of 2016 was $4.8 million, or $0.07 per share, compared to $1.9 million, or $0.03 per share, for the first quarter of 2016 (“linked quarter”) which included non-recurring net expense items of $3.1 million (pretax), or $0.03 per share (after tax).

•
Net interest income was $22.2 million for the current and linked quarter, up 7.6% from the linked quarter after adjusting for $1.5 million in non-recurring interest on called securities from the prior quarter[1]. Stronger interest income is a result of growth in earning assets funded by the deposits of the 15 branches recently acquired from Bank of America (the “branch acquisition”).

•	Non-interest income was $7.8 million, up $2.3 million, or 42.4%, compared to the linked quarter, mainly due to increased service fees and card related revenues from the recently acquired branches.

•
Non-interest expense was $22.3 million, down $2.2 million from the linked quarter which included $2.3 million of one-time costs related to the branch acquisition and $1.3 million related to branch consolidations.

•	The cost of funds remained stable at 0.08% for the quarter, which includes $469.9 million in deposits assumed in the branch acquisition.

•	At June 30, 2016, gross loans were $1.9 billion compared to $1.8 billion as of March 31, 2016. Second quarter organic loan growth[2] was $75.0 million, or 20.6% annualized.

•	At June 30, 2016, total deposits were $2.6 billion, consistent with the linked quarter, with 97.8% retention of the deposits assumed in the Bank of America branch acquisition.

•
The net interest margin (“NIM”) was 3.40% for the second quarter of 2016, with approximately 75% deployment of the deposits assumed in the branch acquisition into securities and wholesale loans at a targeted yield of 2.25%.

•
Net loan recoveries for the second quarter were $0.2 million. The allowance for loan losses (“ALLL”) at quarter end was 1.30% of gross loans. No provision or credit for loan losses was recorded in the current quarter. Credit metrics improved with lower classified loans.

•	At June 30, 2016, stockholders’ equity was $345.3 million, with book value per share of $4.71 and tangible book value per share[3] of $3.41.

•	Return on average assets and return on average tangible assets[4] in the current quarter was 0.65% and 0.68%, respectively, compared to 0.30% and 0.31% in the linked quarter, respectively.

•
Return on average stockholders' equity and return on average tangible stockholders' equity[5] in the current quarter was 5.65% and 7.85%, respectively, compared to 2.30% and 3.07% in the linked quarter, respectively.

“I am very pleased with the quarter's progress towards our goal of building a valuable banking franchise in the attractive growth markets of the Pacific Northwest,” commented Terry Zink, President and CEO of Cascade Bancorp. “We retained 97.8% of the deposits we assumed in the purchase of the former Bank of America branches in March, demonstrating the strength of Cascade’s high touch community banking model. We are now focused on driving fee income as well as deploying the acquired deposits into higher yielding loans through the balance of the year. The early results are positive with strong increases in both non-interest income and loan growth.”

Mr. Zink continued, “Also during the quarter, we announced the acquisition of Prime Pacific Bank, N.A., located in the Greater Seattle market. We believe that Prime Pacific will complement our newly opened downtown Seattle commercial banking center, as well as expand our venture into a larger Small Business Administration strategy. Prime Pacific’s growth was constrained by capital and core deposits, so it represents an attractive area for further deployment of Cascade’s low cost deposit base. Subject to the satisfaction of customary closing conditions, we expect to close the acquisition in August with modest accretion to tangible book value and earnings through the second half of the year. Importantly, we see the opportunity to build a $1 billion bank in the Seattle MSA over time.”

1 Adjusted net interest income growth is a non-GAAP measure calculated as Q2 2016 net interest income less Q1 2016 net interest income reduced for $1.5 million related to non-recurring interest on called securities. See the last page of this release for a reconciliation of adjusted net interest income growth.
2Organic loan growth is a non-GAAP measure defined as total loan growth less acquired loans during the period. See the last page of this release for a reconciliation of organic loan growth.
3 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See the last page of this release for a reconciliation of tangible book value per common share.
4 Return on average tangible assets is a non-GAAP measure defined as net income divided by average total assets, less the sum of average CDI and goodwill. See the last page of this release for a reconciliation of return on average tangible assets.
5 Return on average tangible stockholders' equity is a non-GAAP measure defined as net income divided by average total stockholders' equity, less the sum of average CDI and goodwill. See last page of this release for a reconciliation of return on average tangible stockholders' equity.

Bank of the Cascades President, Chip Reeves added, “We continue to experience strong momentum as our bankers delivered double digit revenue and loan growth through the second quarter. We believe investments in talented bankers combined with the recent opening of our Seattle commercial banking center are contributing to these robust results. Additionally, I am extremely pleased with the progress that our new Idaho region president, Rob Perez, and his team have made in a very short period of time. Looking forward, Cascade’s new business pipeline appears strong across our footprint, supporting our ambition to sustain organic loan growth above the level of our peers.”

Financial Review

Prime Pacific Financial (“PPF”) Acquisition Update:

Subject to the satisfaction of customary closing conditions, the purchase of the $123 million asset PPF is expected to be completed in August 2016, with customer system conversion in the fourth quarter. PPF is headquartered in Lynnwood, Washington at the convenient intersection of the I-5 and I-405 traffic corridors. This location complements Cascade Bancorp's existing downtown Seattle commercial banking location. During the third quarter, Cascade expects to record one time transaction costs of approximately $3.5 million in connection with the transaction. The transaction is expected to be accretive to tangible book value and earnings.

Bank of America Branch Acquisition:

The financial statements as of June 30, 2016 are inclusive of deposit liabilities assumed in connection with the acquisition of 15 Bank of America branches. The transaction closed on March 4, 2016, with the assumption of approximately $469.9 million in Oregon and Washington deposits. The following comparative balance sheet and income statement information is notably affected by the branch acquisition, including certain one-time charges recorded in connection with the transaction.

Balance Sheet:

At June 30, 2016 as compared to December 31, 2015 and June 30, 2015

Total assets at June 30, 2016 were $3.0 billion compared to $2.5 billion as of December 31, 2015 and $2.4 billion a year ago, with the increase over prior periods due primarily to assets assumed with the closing of the branch acquisition during the first quarter and loan growth.

Cash equivalents at June 30, 2016 were $178.8 million due to increased deposits assumed in the branch acquisition, compared to $77.8 million and $79.8 million as of December 31, 2015 and June 30, 2015, respectively.

Investment securities classified as available-for-sale and held-to-maturity increased to $604.2 million at June 30, 2016 as compared to $449.7 million at December 31, 2015 and $458.6 million a year ago. The increase is due to the deployment of cash assumed in the branch acquisition into investment securities and adjustable rate mortgages (“ARMs”). The deployment of remaining cash from the branch acquisition is expected to continue into the third quarter. Management continues to anticipate the yield on these new earning assets will average 2.25% in aggregate, including certain fixed and floating rate securities as well as whole loan ARM purchases.

Gross loans at June 30, 2016, were $1.9 billion, up $214.3 million, or 25.6% (annualized), from the year end with significant growth across commercial real estate, consumer residential, commercial and industrial (“C&I”) and construction loans. The increase over the linked quarter includes both organic loan growth and purchased loans related to deployment of funds received in the branch acquisition. Organic loan growth was 20.6% (annualized) for the quarter ended June 30, 2016 and was largely centered in our C&I and commercial portfolios. Organic loan growth was achieved across all regions of the bank's footprint.

Wholesale loan portfolios are designed to diversify the Company’s overall loan portfolio by geography industry and loan type. To that end, the purchased ARM portfolio totaled $211.4 million at June 30, 2016 compared to $100.1 million at December 31, 2015 and $68.1 million a year ago. Meanwhile, the shared national credit portfolio balances, which declined due to runoff, were $146.6 million at June 30, 2016 compared to $160.6 million for the linked quarter and $194.2 million a year earlier.

The ALLL at June 30, 2016 was steady at $24.7 million as compared to December 31, 2015 with net recoveries of $0.2 million during the second quarter. See additional discussion in “Asset Quality” below.

Total deposits as of June 30, 2016 increased 22.9% to $2.6 billion compared to $2.1 billion as of December 31, 2015, and $2.0 billion as of June 30, 2015. These increases were mainly attributable to the $469.9 million of deposits assumed in the branch acquisition. Non-interest bearing deposits were $876.9 million, or 34.3% of total deposits. Combined with interest checking balances, total checking balances were 56.3% of total deposits. Money market and saving accounts were 35.7% while CDs were 8.0% of total deposits.

The overall cost of funds for the quarter was 0.08%, including the cost of deposits from the branch acquisition.

Total stockholders’ equity at June 30, 2016 was $345.3 million compared to $336.8 million at December 31, 2015. This increase is primarily a result of the year-to-date 2016 net income of $6.8 million. Tangible common stockholders’ equity6 was
$249.9 million, or $3.41 per share, at June 30, 2016, as compared to $251.3 million, or $3.45 per share, at December 31, 2015. The ratios of common stockholders’ equity to total assets and tangible common stockholders’ equity to total assets7 were 11.64% and 8.43% at June 30, 2016, respectively, and 13.65% and 10.18% at December 31, 2015, respectively.

Income Statement:

Quarter Comparison: Quarter ended June 30, 2016 as compared to the quarter ended March 31, 2016 and June 30, 2015

Net income for the second quarter of 2016 was $4.8 million, or $0.07 per share, compared to $1.9 million, or $0.03 per share, for the linked quarter and $4.8 million, or $0.07 per share, for the second quarter 2015. The linked quarter included approximately $3.1 million in net pretax non-recurring items, mainly related to costs incurred in connection with the branch acquisition, such as customer integration and IT conversion expenses, as well as certain branch consolidation costs. These costs were partially offset by $1.5 million in earnings on investment securities called during that period.

Net interest income for the second quarter 2016 was $22.2 million, consistent with the linked quarter which included $1.5 million in non-recurring interest on called investment securities. The increase in run-rate is due to the deployment of cash received from the branch acquisition into securities and wholesale loans.

NIM was 3.40% for the second quarter of 2016, compared to 3.80% in the linked quarter. As adjusted to exclude the aforementioned interest income on called securities, the NIM for the prior quarter would have been 3.54%8. The NIM for the second quarter a year ago was 3.70%. The NIM declined from prior periods because of the deployment of assumed funds into lower yielding securities and wholesale loans. The Company's goal is to replace these wholesale assets with originated loans over time.

Non-interest income for the second quarter of 2016 was $7.8 million, compared to $5.5 million in the linked quarter and $6.7 million in the second quarter 2015. Service fees were higher on a linked quarter basis mainly owing to higher transaction volumes, including those from locations acquired in the branch acquisition. Mortgage related revenues were up 81.6% compared to the linked quarter on seasonally stronger origination volumes. SBA-related revenues were up $0.2 million over the linked quarter and other income rebounded with a $0.3 million gain on sale of a decommissioned branch.

Non-interest expense in the second quarter of 2016 was $22.3 million compared to $24.5 million in the linked quarter and $18.4 million in the second quarter 2015. The decrease from the linked quarter was mainly due to the effects of the one-time acquisition and integration costs incurred with the branch acquisition that totaled approximately $2.3 million. The linked quarter also included non-recurring costs of $1.3 million to consolidate four branch locations, including contract termination and severance. Non-recurring expenses in the current quarter were approximately $0.5 million, including loss share true up and legal expenses for the PPF acquisition. Management expects the third quarter results will include one-time costs related to the expected PPF closing, but revenue should accelerate with the addition of loans and service fee income from PPF.

There was no provision for loan loss in the current quarter, linked quarter or second quarter of 2015.

The income tax provision for the second quarter of 2016 was $2.8 million, representing a 36.9% effective tax rate for the period. Management expects the full year effective rate to be approximately 38.1%.

Comparison with year ago period: For the six months ended June 30, 2016 and 2015

Net income for the six months ended June 30, 2016 was $6.8 million, or $0.09 per share, compared to $9.9 million, or $0.14 per share, for the comparable 2015 period. Lower net income is mainly due to the one-time costs incurred in connection with the branch acquisition as described above.

6 Tangible stockholders’ equity is a non-GAAP measure defined as total stockholders' equity, less the sum of CDI and goodwill. See the last page of this release for a reconciliation of tangible stockholders’ equity.
7 Tangible common stockholders’ equity to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total assets. See the last page of this release for a reconciliation of tangible common stockholders’ equity to total assets.
8 Adjusted NIM is a non-GAAP measure. See reconciliation of adjusted NIM at the end of this release.

Net interest income for the six months ended June 30, 2016 was higher than six months ended June 30, 2015 (the “year ago period”) primarily due to net revenues arising from higher earning assets, as well as $1.5 million in non-recurring interest on called securities in the current period.

Non-interest income for the six months ended June 30, 2016 was $13.2 million, up from $12.8 million during the year ago period. Year-over-year organic changes include higher revenues on transaction volumes related to services fees and card activity largely related to increase customer base with the acquired branches. Mortgage, swap and other income were off slightly as compared to the year ago period. The year ago period included a gain on sale of decommissioned branches and a contractual arrangement for future revenue-sharing of merchant services, together totaling $1.3 million.

Non-interest expense in the six months ended June 30, 2016 was $46.9 million compared to $37.2 million in the year ago period. Higher expense during the six months ended June 30, 2016 compared to the year ago period relate primarily to one-time costs incurred in connection with the branch acquisition, as well as increased salaries and occupancy costs related to our expanded presence resulting from the branch acquisition.

Income tax expense in the six months ended June 30, 2016 was $4.0 million as compared to $6.0 million in the year ago period.

Asset Quality

For the quarter ended June 30, 2016, net recoveries were approximately $0.2 million resulting in an increase to the balance in the reserve for loan losses to $24.7 million. The ratio of loan loss reserve to total loans was 1.30% at June 30, 2016 compared to 1.37% at March 31, 2016 and 1.45% at June 30, 2015. The decline in this ratio is related to continuing positive credit metrics as well as an increase in total loan balances.

Non-performing assets as a percentage of total assets was 0.51% at June 30, 2016, as compared to 0.49% at March 31, 2016 and 0.41% at June 30, 2015. At June 30, 2016, delinquent loans were 0.19% of the loan portfolio. This compares to 0.30% at March 31, 2016 and 0.07% at June 30, 2015.

As previously reported, the linked quarter included a $3.3 million recovery on a previously charged off loan. This was partially offset by a $2.7 million charge off related to downgrades in the shared national credit portfolio with exposure to the oil and mining sector. The Company’s aggregate mining and energy exposure remains less than 1.0% of total loans and management believes it is adequately reserved for such risks. Risk-rating downgrades were partially offset by several upgrades of previously adversely risk rated credits.

Conference Call

As previously announced, a conference call and webcast discussing the second quarter 2016 results will be held today, July 27, 2016 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Stockholders, analysts and other interested parties are invited to join the webcast by registering at http://public.viavid.com/index.php?id=120240 or the live conference call by dialing (877) 407-4018 prior to 2:00 p.m. Pacific Time.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operates in the Pacific Northwest. Founded in 1977, Bank of the Cascades offers full-service community banking through 48 branches in Oregon, Idaho and Washington. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526
Charles Reeves, President and Chief Operating Officer, Bank of the Cascades (541) 617-3557

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically efficiency ratio, adjusted net interest margin, return on average tangible assets, return on average stockholders' equity, organic loan growth, tangible book value per common share, tangible common equity ratio to total assets and tangible stockholders' equity, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. Management believes presentation of these non-GAAP financial measures provides useful supplemental information to our investors and others that contributes to a proper understanding of the financial results and capital levels of the Company. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties and could cause actual results to differ materially from those projected and/or adversely affect our results of operations and financial condition.  Such factors could include: local and national economic conditions; housing/real estate market prices, employment and wages rates, as well as historically low interest rates and/or the rate of change in such rates.   Such factors, depending on severity, could adversely affect credit quality, collateral values, including real estate collateral and OREO (other real estate owned) properties, investment values, liquidity, the pace of loan growth and /or originations, the adequacy of reserves for loan losses including the trend and amount of loan charge offs and delinquency rates. These factors may be exacerbated by our concentration of operations in the States of Oregon, Idaho and Washington generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho and greater Seattle, Washington areas, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s reports filed with or furnished to the Securities and Exchange Commission (the “SEC”); the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and our financial condition. Such forward-looking statements also include, but are not limited to, statements about our strategy to expand our loan portfolio to markets outside our branch network, including Portland, Oregon and Seattle, Washington, and our ability to execute our business plan, both of which could be affected by our ability to obtain regulatory approval for any expansionary activities. Additional risks and uncertainties are identified and discussed in Cascade Bancorp’s reports filed with or furnished to the SEC and available at the SEC’s website at www.sec.gov. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ materially from our expectations. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to update or publish revised forward-looking statements to reflect the impact of events or circumstances that may arise after the date hereof, except as required by applicable law. Readers should carefully review all disclosures filed or furnished by Cascade Bancorp from time to time with the SEC.

Information contained herein, other than information at December 31, 2015, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2015, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

# # #

CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	June 30, 2016	December 31, 2015	June 30, 2015
ASSETS
Cash and cash equivalents:
Cash and due from banks	$59,453	$46,354	$45,598
Interest bearing deposits	119,088	31,178	33,913
Federal funds sold	273	273	273
Total cash and cash equivalents	178,814	77,805	79,784
Investment securities available-for-sale	462,013	310,262	310,743
Investment securities held-to-maturity	142,211	139,424	147,863
Federal Home Loan Bank (FHLB) stock	3,130	3,000	3,026
Loans held for sale	3,732	3,621	2,164
Loans, net	1,876,237	1,662,095	1,601,058
Premises and equipment, net	45,238	42,031	42,509
Bank-owned life insurance	54,957	54,450	53,933
Other real estate owned, net	2,993	3,274	4,040
Deferred tax asset, net	46,538	50,673	56,612
Core deposit intangible	12,720	6,863	7,273
Goodwill	82,594	78,610	78,610
Other assets	55,397	35,921	30,872
Total assets	$2,966,574	$2,468,029	$2,418,487
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$876,880	$727,730	$705,232
Interest bearing demand	1,306,164	1,044,134	1,005,394
Savings	173,012	135,527	132,920
Time	203,898	175,697	202,969
Total deposits	2,559,954	2,083,088	2,046,515
Other liabilities	61,360	48,167	46,616
Total liabilities	2,621,314	2,131,255	2,093,131

Stockholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, no par value; 100,000,000 shares authorized	453,970	452,925	451,481
Accumulated deficit	(111,008)	(117,772)	(128,438)
Accumulated other comprehensive income	2,298	1,621	2,313
Total stockholders' equity	345,260	336,774	325,356
Total liabilities and stockholders' equity	$2,966,574	$2,468,029	$2,418,487

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Interest income:
Interest and fees on loans	$19,037	$17,920	$16,987	$36,957	$33,481
Interest on investments	3,429	4,618	2,805	8,047	5,788
Other investment income	273	156	27	429	60
Total interest income	22,739	22,694	19,819	45,433	39,329

Interest expense:
Deposits:
Interest bearing demand	458	413	315	871	628
Savings	13	11	10	24	20
Time	52	85	136	137	359
Other borrowings	—	26	6	26	6
Total interest expense	523	535	467	1,058	1,013

Net interest income	22,216	22,159	19,352	44,375	38,316
Loan loss provision (recovery)	—	—	—	—	(2,000)
Net interest income after loan loss provision	22,216	22,159	19,352	44,375	40,316

Non-interest income:
Service charges on deposit accounts	1,729	1,372	1,249	3,101	2,510
Card issuer and merchant services fees, net	2,700	1,835	1,856	4,535	3,499
Earnings on BOLI	249	258	242	507	484
Mortgage banking income, net	899	495	677	1,394	1,465
Swap fee income	466	666	785	1,132	1,300
SBA gain on sales and fee income	386	174	144	560	506
Loss on sales of investments	—	—	—	—	—
Other income	1,342	656	1,742	1,998	3,053
Total non-interest income	7,771	5,456	6,695	13,227	12,817

Non-interest expense:
Salaries and employee benefits	13,089	13,029	10,588	26,118	21,718
Occupancy	1,647	2,680	1,417	4,327	2,783
Information technology	1,182	1,397	1,046	2,579	1,984
Equipment	310	448	395	758	752
Communications	683	610	484	1,293	1,025
FDIC insurance	455	377	306	832	704
OREO	(119)	212	(168)	93	(111)
Professional services	1,060	1,598	1,289	2,658	2,246
Card issuer	1,044	909	643	1,953	1,506
Insurance	158	175	191	333	400
Other expenses	2,826	3,083	2,200	5,909	4,204
Total non-interest expense	22,335	24,518	18,391	46,853	37,211

Income before income taxes	7,652	3,097	7,656	10,749	15,922
Income tax provision	(2,828)	(1,157)	(2,861)	(3,985)	(6,009)
Net income	$4,824	$1,940	$4,795	$6,764	$9,913

CASCADE BANCORP
NET INTEREST MARGIN
(In thousands) (Unaudited)
	Three Months Ended June 30,
	2016			2015
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Investment securities	$584,492	$3,429	2.36%	$460,295	$2,805	2.44%
Interest bearing balances due from other banks	214,483	273	0.51%	39,725	27	0.27%
Federal funds sold	273	—	—%	273	—	—%
Federal Home Loan Bank stock	3,133	—	—%	18,011	—	—%
Loans	1,828,096	19,037	4.19%	1,581,056	16,987	4.31%
Total earning assets/interest income	2,630,477	22,739	3.48%	2,099,360	19,819	3.79%
Reserve for loan losses	(24,761)			(23,427)
Cash and due from banks	54,441			42,109
Premises and equipment, net	45,268			43,187
Bank-owned life insurance	54,809			53,787
Deferred tax asset	48,463			61,310
Goodwill	82,594			78,610
Core deposit intangible	12,865			7,344
Accrued interest and other assets	57,697			37,042
Total assets	$2,961,853			$2,399,322

Liabilities and Stockholders' Equity
Interest bearing demand deposits	$1,316,077	458	0.14%	$999,416	315	0.13%
Savings deposits	171,691	13	0.03%	132,548	10	0.03%
Time deposits	212,057	52	0.10%	207,817	136	0.26%
Other borrowings	—	—	—%	6,484	6	0.37%
Total interest bearing liabilities/interest expense	1,699,825	523	0.12%	1,346,265	467	0.14%
Demand deposits	864,419			683,141
Other liabilities	55,018			45,294
Total liabilities	2,619,262			2,074,700
Stockholders' equity	342,591			324,622
Total liabilities and stockholders' equity	$2,961,853			$2,399,322
Net interest income		$22,216			$19,352

Net interest spread			3.35%			3.65%

Net interest income to earning assets			3.40%			3.70%

CASCADE BANCORP
NET INTEREST MARGIN
(In thousands) (Unaudited)
	Six Months Ended June 30,
	2016			2015
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Investment securities	$546,513	$8,047	2.96%	$463,703	$5,788	2.52%
Interest bearing balances due from other banks	165,048	429	0.52%	44,319	60	0.27%
Federal funds sold	273	—	—%	273	—	—%
Federal Home Loan Bank stock	3,516	—	—%	21,774	—	—%
Loans	1,774,091	36,957	4.19%	1,547,101	33,481	4.36%
Total earning assets/interest income	2,489,441	45,433	3.67%	2,077,170	39,329	3.82%
Reserve for loan losses	(25,676)			(23,491)
Cash and due from banks	51,846			41,592
Premises and equipment, net	43,679			43,360
Bank-owned life insurance	54,684			53,669
Deferred tax asset	49,122			63,800
Goodwill	80,624			79,277
Core deposit intangible	9,833			7,446
Accrued interest and other assets	46,657			36,338
Total assets	$2,800,210			$2,379,161

Liabilities and Stockholders' Equity
Interest bearing demand deposits	$1,222,834	871	0.14%	$997,850	628	0.13%
Savings deposits	158,974	24	0.03%	132,029	20	0.03%
Time deposits	199,186	137	0.14%	216,258	359	0.33%
Other borrowings	11,423	26	0.46%	3,398	6	0.36%
Total interest bearing liabilities/interest expense	1,592,417	1,058	0.13%	1,349,535	1,013	0.15%
Demand deposits	813,958			662,879
Other liabilities	52,922			45,183
Total liabilities	2,459,297			2,057,597
Stockholders' equity	340,913			321,564
Total liabilities and stockholders' equity	$2,800,210			$2,379,161
Net interest income		$44,375			$38,316

Net interest spread			3.54%			3.67%

Net interest income to earning assets			3.58%			3.72%

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)
	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Share Data
Basic net income per common share	$0.07	$0.03	$0.07	$0.09	$0.14
Diluted net income per common share	$0.07	$0.03	$0.07	$0.09	$0.14
Book value per basic common share	$4.71	$4.67	$4.47	$4.71	$4.47
Tangible book value per common share[1]	$3.41	$3.35	$3.29	$3.41	$3.29
Basic average shares outstanding	71,945	71,884	71,689	71,914	71,681
Fully diluted average shares outstanding	72,233	72,153	71,727	72,529	71,789
Balance Sheet Detail
Gross loans	$1,900,902	$1,783,028	$1,624,559	$1,900,902	$1,624,559
Wholesale loans	$358,005	$315,163	$262,328	$358,005	$262,328
Total organic loans	$1,542,897	$1,467,865	$1,362,231	$1,542,897	$1,362,231
Total deposits	$2,559,954	$2,576,038	$2,046,515	$2,559,954	$2,046,515
Non-interest bearing	$876,880	$867,646	$705,232	$876,880	$705,232
Total checking balances	$1,442,003	$1,426,471	$1,143,102	$1,442,003	$1,143,102
Money market	$741,041	$758,899	$567,524	$741,041	$567,524
Time	$203,898	$219,922	$202,969	$203,898	$202,969
Key Ratios
Return on average stockholders' equity	5.65%	2.30%	5.92%	3.99%	6.22%
Return on average tangible stockholders' equity[2]	7.85%	3.07%	8.06%	5.43%	8.51%
Return on average assets	0.65%	0.30%	0.80%	0.49%	0.84%
Return on average tangible assets[3]	0.68%	0.31%	0.83%	0.50%	0.87%
Common stockholders’ equity ratio	11.64%	11.39%	13.45%	11.64%	13.45%
Tangible common stockholders’ equity ratio[4]	8.43%	8.18%	9.90%	8.43%	9.90%
Net interest spread	3.35%	3.74%	3.65%	3.54%	3.67%
Net interest margin	3.40%	3.80%	3.70%	3.58%	3.72%
Total revenue (net int. inc. + non int. inc.)	$29,987	$27,615	$26,047	$57,602	$51,133
Efficiency ratio[5]	74.48%	88.79%	70.60%	81.34%	72.77%
Loan to deposit ratio	73.29%	68.27%	78.23%	73.29%	78.23%
Credit Quality Ratios
Reserve for loan losses	$24,666	$24,430	$23,501	$24,666	$23,501
Reserve for loan losses to ending gross loans	1.30%	1.37%	1.45%	1.30%	1.45%
Reserve for credit losses	$25,106	$24,870	$23,941	$25,106	$23,941
Reserve for credit losses to ending gross loans	1.32%	1.39%	1.47%	1.32%	1.47%
Non-performing assets (“NPAs”)	$15,221	$14,638	$9,984	$15,221	$9,984
NPAs to total assets	0.51%	0.49%	0.41%	0.51%	0.41%
Delinquent >30 days to total loans (excl. NPAs)	0.19%	0.30%	0.07%	0.19%	0.07%
Net (recoveries) charge-offs	$(236)	$(15)	$(257)	$(251)	$(3,448)
Net loan (recoveries) charge-offs to average total loans	(0.01)%	—%	(0.02)%	(0.01)%	(0.22)%
1 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See below for reconciliation of tangible book value per common share.
2 Return on average tangible stockholders' equity is a non-GAAP measure defined as net income divided by average total stockholders' equity, less the sum of average CDI and goodwill. See below for a reconciliation of return on average tangible stockholders' equity.
3 Return on average tangible assets is a non-GAAP measure defined as net income divided by average total assets, less the sum of average CDI and goodwill. See below for a reconciliation of return on average tangible assets.
4 Tangible common stockholders’ equity ratio is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill, divided by total assets. See below for a reconciliation of tangible common stockholders’ equity ratio.
5 The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION (continued)
(In thousands, except per share data) (Unaudited)

	June 30, 2016	March 31, 2016	June 30, 2015
Bank Capital Ratios	Estimate
Tier 1 capital leverage ratio	7.84%	8.48%	8.93%
Common equity Tier 1 ratio	9.88%	10.22%	10.89%
Tier 1 risk-based capital ratio	9.88%	10.22%	10.89%
Total risk-based capital ratio	11.00%	11.41%	12.16%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	7.94%	8.64%	9.05%
Common equity Tier 1 ratio	10.01%	10.42%	11.08%
Tier 1 risk-based capital ratio	10.01%	10.42%	11.08%
Total risk-based capital ratio	11.12%	11.61%	12.35%

Reconciliation of Non-GAAP Measures (unaudited):
Reconciliation of period end stockholders’ equity to period end tangible stockholders’ equity:	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
Total stockholders’ equity	345,260	$339,725	$336,774	$325,356
Core deposit intangible	12,720	13,085	6,863	7,273
Goodwill	82,594	82,594	78,610	78,610
Tangible stockholders’ equity	$249,946	$244,046	$251,301	$239,473

Reconciliation of period end common stockholders’ equity ratio to period end tangible common stockholders’ equity ratio:	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
Total stockholders’ equity	$345,260	$339,725	$336,774	$325,356
Total assets	$2,966,574	$2,982,005	$2,468,029	$2,418,487
Common stockholders’ equity ratio	11.64%	11.39%	13.65%	13.45%
Tangible stockholders’ equity	$249,946	$244,046	$251,301	$239,473
Total assets	$2,966,574	$2,982,005	$2,468,029	$2,418,487
Tangible common stockholders’ equity ratio	8.43%	8.18%	10.18%	9.90%

Reconciliation of period end total stockholders' equity to period end tangible book value per common share:	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
Total stockholders’ equity	$345,260	$339,725	$336,774	$325,356
Core deposit intangible	12,720	13,085	6,863	7,273
Goodwill	82,594	82,594	78,610	78,610
Tangible stockholders equity	$249,946	$244,046	$251,301	$239,473
Common shares outstanding	73,255,171	72,774,980	72,792,570	72,848,611
Tangible book value per common share	$3.41	$3.35	$3.45	$3.29

	Three Months Ended				Six Months Ended
Reconciliation of return on average tangible stockholders' equity:	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015	June 30, 2016	June 30, 2015
Average stockholders' equity	$342,591	$339,236	$334,472	$324,622	$340,913	$321,564
Average core deposit intangible	12,865	6,800	6,935	7,344	9,833	7,446
Average goodwill	82,594	78,653	78,610	78,610	80,624	79,277
Average tangible stockholders' equity	$247,132	$253,783	$248,927	$238,668	$250,456	$234,841
Net income	4,824	1,940	5,567	4,795	6,764	9,913
Return on average tangible stockholders' equity (annualized)	7.85%	3.07%	8.87%	8.06%	5.43%	8.51%

	Three Months Ended				Six Months Ended
Reconciliation of return on average tangible assets:	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015	June 30, 2016	June 30, 2015
Average total assets	$2,961,853	$2,638,568	$2,525,708	$2,399,322	$2,800,210	$2,379,161
Average core deposit intangible	12,865	6,800	6,935	7,344	9,833	7,446
Average goodwill	82,594	78,653	78,610	78,610	80,624	79,277
Average tangible assets	$2,866,394	$2,553,115	$2,440,163	$2,313,368	$2,709,753	$2,292,438
Net income	4,824	1,940	5,567	4,795	6,764	9,913
Return on average tangible assets (annualized)	0.68%	0.31%	0.91%	0.83%	0.50%	0.87%

Reconciliation of adjusted net interest income growth:	March 31, 2016
Q2 2016 net interest income	$22,216

Q1 2016 net interest income	22,159
Impact to net interest margin of interest income on called securities	1,510
Adjusted Q1 2016 net interest income	20,649
Adjusted net interest income growth (dollars)	$1,567
Adjusted net interest income growth (percent)	7.6%

Reconciliation of adjusted net interest margin:	March 31, 2016
Net interest margin	3.80%
Impact to net interest margin of $1.5 million interest income on called securities	0.26%
Adjusted net interest margin	3.54%

Reconciliation of year-over-year total loan growth to organic loan growth (from June 30, 2015):	Year over year June 30, 2016
Total loan growth	$276,343
Acquired loan growth	95,676
Organic loan growth	$180,667
Reconciliation of quarterly total loan growth to organic loan growth (from March 31, 2016):	QTD June 30, 2016
Total loan growth	$117,874
Acquired loan growth	42,842
Organic loan growth	$75,032